Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), entered into as of April 22, 2023, (the “Effective Date”), by and between Esther Rajavelu (the “Consultant”) and Fulcrum Therapeutics, Inc., a company located at 26 Landsdowne Street Cambridge, MA 02139 (hereinafter “Company”).

WHEREAS, Company desires to retain the services of Consultant as an independent consultant with respect to certain activities as described in this Agreement, and Consultant is willing to so act.

NOW, THEREFORE, Consultant and Company agree as follows:

1.
Description of Services and Compensation. Company hereby retains Consultant as a consultant to Company and Consultant hereby agrees to use his/her best efforts to provide advice and assistance to Company in the area of Consultant’s expertise from time to time as reasonably requested by the Company’s CEO (the “Services”). In particular, the Services and compensation obligations shall are set out on Exhibit A.

2.
Contract Term. The term of this Agreement will commence on the Effective Date for a three month period and renewable by mutual consent of the parties hereto. Either party may, by providing the other party written notice, terminate this Agreement immediately upon breach of this Agreement by the other party. Further, either party may terminate this Agreement by providing the other party thirty (30) days prior written notice of termination. In the event of termination of this Agreement, prior to the end of the initial three month term, Consultant shall continue to receive compensation, as set forth in Exhibit A, and options shall continue to vest for the initial three month term.

3.
Consideration Continued Vesting. In full consideration of the Services performed and rights granted by the Consultant under this Agreement, and for so long as the Consultant provides Services to the Company pursuant to this Agreement, any and all outstanding and unvested equity awards granted to the Consultant by the Company will continue to vest and be exercisable in accordance with the applicable equity plan and award agreement.

4.
Compliance with Laws. Consultant represents and warrants that Consultant will render Services in compliance with all applicable laws, rules and regulations, including but not limited to the U.S. Food, Drug and Cosmetic Act, as amended from time to time. Further, Consultant represents that he/she has not been (a) debarred, convicted, and is not subject to a pending debarment or conviction, pursuant to Section 306 of the United States Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or subject to any such pending action. Consultant agrees to promptly inform Company in writing if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

5.
Compliance with Obligations to Third Parties. Consultant represents and warrants to Company that the terms of this Agreement and Consultant’s performance of Services do not and will not conflict with any of Consultant’s obligations to any third parties. During the term of this Agreement, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. This commitment would include, but is not limited to, the Consultant or a member of their household participating in a clinical trial offered by a third party or Company. Consultant will arrange to provide the Services contemplated by this Agreement in such manner and at such times that the rendering of the Services under this Agreement will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party. Consultant represents that Consultant has not brought and will not bring with Consultant to Company or use in the performance of Services any equipment, confidential information or trade secrets of any third party which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use.

6.
Confidentiality & Non-Use.

6.1
Consultant shall hold all of Company’s Confidential Information in confidence, shall exercise reasonable precautions to physically protect the integrity and confidentiality of all of Company’s Confidential Information and shall not disclose any Confidential Information to any third party. Consultant shall not use Company’s Confidential Information for any purpose except as may be necessary in the ordinary course of performing Services without the prior written consent of Company. Company’s “Confidential Information” means (a) all Work Product, and (b) all confidential and proprietary data, trade secrets, business plans, and other information of a confidential or proprietary nature, belonging to Company or its subsidiaries or third parties with whom Company may have business dealings, disclosed or otherwise made available to Consultant by Company or on behalf of Company; provided, however, that Confidential Information shall not include information Consultant receives from Company which Consultant establishes by competent proof: (i) was in the public domain at the time of disclosure; (ii) after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement; (iii) was in Consultant’s possession at the time of disclosure by Company as evidenced by written records (except for information previously provided by Company); or (iv) was received by Consultant from a third party who has the right to disclose it to Consultant. Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction only if required and provided that the disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to Company.

6.2
Consultant shall comply with all applicable information security and data breach notification laws and regulations specific to the handling of Personal Information to the extent applicable to Consultant, including, but not limited to the requirements set forth at 45 Massachusetts M.G.L. c. 93H and 201 CMR §§ 17.00-17.05. “Personal Information” shall mean any personal data, including information from which an individual may be identified and that Consultant receives from or on behalf of Company, or that is controlled, possessed, stored, transmitted or processed by Consultant for or on behalf of Company.

6.3
Consultant acknowledges that Company is a publicly traded company and that the disclosure of non-public information regarding Company or trading in the securities of Company while in the possession of such information may, depending on the facts and circumstances, subject Consultant to liability under the regulations or the rules of the U.S. Securities and Exchange Commission, NASDAQ or any stock exchange on which Company’s shares are listed and/or the U.S. Securities and Exchange Act of 1934, as amended. Consultant further agrees that at no time will it purchase or sell Company securities based on Confidential Information received in connection with this Agreement, which Confidential Information is not known to the general public.

6.4
Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

7.
Company Property. All documents, data, records, apparatus, equipment and other physical property furnished or made available to Consultant in connection with this Agreement shall be and remain the sole property of Company and shall be returned promptly to Company when requested. In any event, Consultant shall return and deliver all such property and any Confidential Information, including any copies thereof, upon termination or expiration of this Agreement, irrespective of the reason for such termination.

8.
Publication; Publicity. The underlying consulting work described in Exhibit A may not be published or referred to, in whole or in part, by Consultant without the prior express written consent of Company.

9.
Independent Contractor Relationship. Nothing contained in this Agreement shall be deemed to constitute Consultant an employee of Company, it being the intent of the parties to establish an independent contractor relationship, nor shall Consultant have authority to bind Company in any manner whatsoever by reason of this Agreement. Consultant shall at all times while on Company premises observe all security and safety policies of Company. Consultant shall bear sole responsibility for paying and reporting its own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and shall indemnify and hold Company harmless from and against any liability with respect thereto. Consultant shall provide all required tax information, including without limitation, where applicable, the IRS Form W-9 “Request for Taxpayer Identification Number and Certification.” Failure to provide such information may result in withholding of payments to Consultant.

10.
No Conflict of Interest. For the term of this Agreement, Consultant shall not work as an employee or consultant for any third party on a project or potential transaction: (i) in the same disease state therapeutic area in which Company has a clinical program and, furthermore, upon commencement of patient enrollment in a competitive clinical trial, Company shall have the right to terminate this Agreement.

11.
Notices. Any notice given under this Agreement shall be deemed delivered when delivered by hand, by certified mail, by air courier or via facsimile to the parties at their respective addresses set forth above or at such other address as either party may provide to the other in writing from time to time.

12.
Assignment. The rights and obligations of the parties hereunder shall inure to the benefit of, and shall be binding upon their respective successors and assigns. This Agreement may not be assigned by Consultant, and Consultant’s obligations under this Agreement may not be subcontracted or delegated by Consultant, without the prior written consent of Company. For clarity, this Agreement may be assigned by Company with notice of such assignment to Consultant.

13.
Survival. Any termination of this Agreement shall be without prejudice to any obligation of either party that shall have accrued and then be owing prior to termination. Sections 4 through 14 of this Agreement shall survive any termination of this Agreement.

14.
Prior Agreements; Governing Law; Severability; Amendment. This Agreement embodies the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous agreements with respect to the subject matter of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction, and Consultant submits to the jurisdiction and agrees to the proper venue of all state and federal courts located within the Commonwealth of Massachusetts. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included in this Agreement. If any of the provisions are held to be excessively broad, any such provision shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. Failure at any time by one of the parties to insist upon performance by the other party of any of its obligations under this Agreement shall not constitute a waiver of any subsequent default. In addition, if one of the parties does not exercise a remedy in the event of a breach of obligations under this Agreement, such failure to exercise its rights shall not be interpreted as a waiver of any such rights in the event of any subsequent breach by the other party. This Agreement may not be amended, and it terms may not be waived, except pursuant to a written amendment or waiver signed by both parties.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.

CONSULTANT COMPANY

By: /s/ Esther Rajavelu By: /s/ Robert J. Gould

Name: Esther Rajavelu Name: Robert J. Gould

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant to provide strategic advice as requested by the CEO from time to time,

No minimum hours of commitment, actual hours agreed to between CEO and Consultant

COMPENSATION

For the initial three-month consulting period, Consultant shall receive $52,780 on a monthly basis. The monthly compensation amount is derived from Consultant’s monthly base salary and an amount commensurate with 1/12 of her annual bonus target. During the initial three-month term of this Agreement, should either party terminate this Agreement prior to the completion of the three-month term, Consultant shall receive a total of $158,340, as if services were provided for the entire three-month period. For any future, three-month term, payment shall be provided to Consultant on a pro rata basis dependent upon the number of days where consulting services were provided. For example, if Consultant or the Company terminates the Agreement on the forty-fifth day of a subsequent three-month term, Consultant would receive 50% of total due for a three month term.

Stock options awarded to Consultant during her employment shall continue to vest during the time period when Consultant is providing consulting services to the Company.

Company agrees that Consultant’s time period to exercise vested stock options shall be twelve

(12) months commencing on the last day of consulting for the Company.

Company agrees to pay Consultant the sum of $6,000 for contract initiation related expenses within 15 days of the Effective Date.

Actual expenses incurred in connection with the provision of Services will be reimbursed monthly with invoiced fees. Expenses shall be itemized on invoice and accompanied by copies of receipts.